Exhibit 10.1

INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is entered into this 8th day of June, 2004 by and between FBR Investment Management, Inc., a Delaware corporation and registered investment adviser (“Adviser”), and Aether Systems, Inc., a Delaware corporation (“Client”).

     WHEREAS, Client wishes to employ Adviser to provide certain portfolio investment management services to Client, including such trading as is consistent with Client’s Investment Objective and Focus as set forth in Appendix A, with respect to an investment account (the “Account”) of Client comprised of residential mortgage-backed securities (“RMBS”), and Adviser desires to provide such services to Client with respect to the Account, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the promises and mutual covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

Section 1. Investment Management Services. Adviser will manage the investment of securities and cash in Client’s Account on a commercially prudent basis, subject to the direction of Client and the terms and conditions hereof. Without limiting the foregoing, Adviser shall perform such services as may be required from time to time for the management of the Account as Client shall reasonably request or Adviser deems appropriate under the circumstances, including, without limitation, the following (collectively, the “Services”):

     (a) identifying, recommending and implementing investment and funding criteria and strategies and return and risk management strategies for Account;

     (b) representing Client with mortgage banking parties in connection with the purchase and commitment to purchase or sell RMBS and implementation of Client’s leveraging policy;

     (c) monitoring and providing to Client on an ongoing basis price information and other data obtained from nationally recognized dealers that maintain markets in RMBS and providing data and advice to Client in connection with the identification of such dealers;

     (d) managing the day-to-day operations of the Account, to the extent not performed by the Custodian pursuant to the Trust Agreement, and performing and supervising the performance of such other administrative functions necessary in the management of the Account as may be reasonably agreed upon by Adviser and Client, including the collection of revenues and the payment of debts and obligations incurred in connection with the Account;

     (e) evaluating, recommending and implementing hedging strategies;

     (f) taking commercially reasonable actions to ensure that there are sufficient controls in place at all times to establish and maintain the completeness and accuracy of Account information;

     (g) providing such information to Client as it may reasonably request in order for Client to prepare any filing required by the Securities and Exchange Commission (the “SEC”) or any exchange or quotation system on which Client’s securities are listed or quoted to be filed by Client;

     (h) providing such information that Client may reasonably request to comply with applicable law, including the Sarbanes-Oxley Act of 2002 and taking reasonably requested actions necessary for the maintenance of Client’s exemption under the Investment Company Act of 1940, as amended, and the rules and regulation thereunder (the “1940 Act”); and

     (i) cooperating reasonably with consultants, auditors, accountants, attorneys and other designated representatives of Client in connection with any service provided hereunder.

Client agrees to inform Adviser promptly in writing of any material changes in Client’s investment objectives or financial circumstances which may affect the manner in which Client’s assets should be invested, and this Agreement shall be amended accordingly. In the event Client notifies Adviser of material changes to its investment objectives or financial circumstances, Adviser shall have a reasonable period of time, not to exceed 15 days, in which to advise Client of the amount of time required to alter the manner in which the Account is invested and the Services are provided to meet such changed investment objectives. Client understands that Adviser’s duties as described herein relate solely to the management of the Account and not to any other aspect of Client’s business, and Adviser is not responsible for Client’s compliance with any laws or regulations applicable to Client.

Section 2. Portfolio Management Services. Subject to the direction and oversight of Client and the guidelines set forth in Appendix A and Appendix D, Client hereby delegates trading authority over the Account to Adviser. Client acknowledges and agrees that Adviser will be solely responsible for the investment and reinvestment of the assets in the Account in accordance with this Agreement, including without limitation, Appendix A and Appendix D, each as amended from time to time. Adviser will also be solely responsible for the execution of securities transactions through brokers or dealers.

Section 3. Account Reports. Pursuant to an agreement between Client and the Account’s Custodian (as defined in Section 10(a)) to be agreed upon by client and the Custodian, Client will receive from the Custodian periodic reports reflecting transaction dates, costs, and current market value of assets of the Account. Adviser will provide to Client weekly, monthly, quarterly and annual written reports based on information obtained from the Custodian, specifying the amount of assets and liabilities in the Account which consist of whole pool RMBS interests (“Qualifying Interests”) and non-whole pool RMBS interests, other real estate securities (“Non-qualifying Interests”) and other investments in the Account. Adviser shall also provide Client such other Account information concerning the calculation of Fees as set forth in Appendix B as Client may reasonably request, as well as other information that Client reasonably requests and that can be obtained without commercially unreasonable efforts. Client understands the information provided by Adviser will not be prepared in accordance with generally accepted accounting principles.

Section 4. Adviser Obligations. (a) Adviser shall refrain from any action which would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Account or which would otherwise not be permitted by Client’s governing documents or the terms hereof.

     (b) Adviser shall require each seller or transferor of RMBS to the Account to make such representations and warranties regarding such mortgage securities or mortgage loans as may be, in the judgment of Adviser, necessary, advisable and appropriate. In addition, Adviser shall take such other action as it deems necessary, advisable or appropriate with regard to the protection of the Account’s investments.

     (c) Adviser shall operate in compliance with the provisions of the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (the “Advisers Act”) applicable to the performance of Adviser’s duties hereunder and shall remain registered under the Advisers Act at all times during the term of this Agreement.

     (d) Adviser shall operate in compliance with the provisions of the Commodities Exchange Act, as amended, and the rules and regulations thereunder (the “Commodities Act”) applicable to the performance of Adviser’s duties hereunder and shall remain registered as a commodity pool operator under the Commodities Act at all times during the term of this Agreement.

     (e) Adviser shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of Client at any time during normal business hours.

     (f) Upon notice from Client that Client intends to rely on section 3(c)(5) of the 1940 Act, Adviser shall conduct the investment activities of Client in such a manner as to establish promptly and maintain Client’s exemption under section 3(c)(5) of the 1940 Act as provided in Appendix A.

     (g) When executing transactions for the Account and selecting brokers and dealers, Adviser shall endeavor to obtain commercially reasonable terms, taking into account the market and price for the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission.

     (h) Adviser shall obtain and maintain a fidelity bond in an amount and with an insurer that is reasonably acceptable to Client which shall cover, among other things, losses resulting from the dishonesty or fraudulent acts of Adviser’s employees. The cost of such bond shall be borne by Adviser.

Section 5. Adviser Representations and Warranties. (a) Adviser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business require such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial conditions of Adviser. Adviser does not do business under any fictitious business name. Adviser is registered as an investment adviser under the Advisers Act.

     (b) Adviser has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize this Agreement and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, is required to be obtained by Adviser in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized agent of Adviser. This Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of Adviser enforceable against Adviser in accordance with its terms.

     (c) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder do not and will not violate any provision of any existing law or regulation binding on Adviser, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Adviser, or any securities issued by Adviser or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Adviser is a party or by which Adviser or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of Adviser and will not result in, or require, the creation or imposition of any lien on any of its property assets or revenues pursuant to the provisions of any such mortgage indenture, lease, contract or other agreement, instrument or undertaking.

Section 6. Client Representations and Warranties. (a) Client is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business require such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial conditions of Client. Client does not do business under any fictitious business name.

     (b) Client has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize this Agreement and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, is required to be obtained by Client in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized agent of Client. This Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of Client enforceable against Client in accordance with its terms.

     (c) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder do not and will not violate any provision of any existing law or regulation binding on Client, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Client, or any securities issued by Client or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Client is a party or by which Client or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of Client and will not result in, or require, the creation or imposition of any lien on any of its property assets or revenues pursuant to the provisions of any such mortgage indenture, lease, contract or other agreement, instrument or undertaking.

Section 7. Fees. Client shall pay Adviser certain fees for the Services, as set forth in Appendix B attached hereto. Payment of fees for Services hereunder shall occur within 15 days of Client’s receipt of Adviser’s written notice to Client of the calculation of a fee, unless Client objects in writing within such 15-day period. Adviser and Client shall negotiate in good faith to resolve any disputes concerning fee calculations.

Section 8. Client Credit Information. Client authorizes Adviser, in its reasonable discretion, at any time and from time to time, to make or obtain reports concerning Client’s credit standing and business conduct under the Fair Credit Reporting Act, as amended. Adviser shall notify Client promptly following the making or obtaining of any such reports. Client may make a written request for a description of the nature and scope of the reports made by Adviser and the same will be provided promptly to Client.

Section 9. Valuation. Pursuant to the agreement between Client and the Custodian of the Account to be agreed upon by Client and the Custodian, the Custodian on a periodic basis will value securities in the Account after obtaining pricing information from an independent pricing service, approved by Client from time to time, which initially shall be Bear Stearns Pricing Direct.

Section 10. Brokerage and Custody.

     (a) Unless otherwise directed by Client, Adviser is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Account. Client will be responsible for paying all brokerage commissions. Custody of Account assets will be maintained with an independent custodian (the “Custodian”). Client will be responsible for entering into a custodian agreement with the Custodian. Adviser shall not have custody of any assets or funds in the Account. Client will be solely responsible for paying all fees or charges of the Custodian. Client will provide, or will direct the Custodian to provide, to Adviser copies of all periodic statements and other reports for the Account prepared by the Custodian, as well as access to Account data via electronic interface. Adviser shall direct all brokers or dealers executing orders on behalf of the Account to forward confirmations of those transactions promptly to the Custodian.

     (b) Upon the receipt by Adviser of a written request signed by a duly authorized officer of Client, requesting Adviser to release to Client money or other property held by Adviser for the account of Client (taking into account liabilities under repurchase agreements and collateralized obligations of the Account), if any, Adviser shall promptly, but in no event later than thirty (30) days after such request, release such money or other property to Client.

Section 11. Confidentiality. Except as otherwise agreed in writing or as required by law: (a) Adviser will keep confidential and will not disclose any information it obtains from time to time in connection with Services rendered under this Agreement and (b) Client will keep confidential and for Client’s exclusive use and benefit all investment advice furnished by Adviser.

Section 12. Service to Other Clients. Client acknowledges and agrees that Adviser will perform advisory services for various clients, and may give advice and take action with respect to any Client which may differ from the advice given or the timing or nature of action taken with respect to the Account. Except as required by applicable law, nothing in this Agreement shall limit or prevent Adviser or any of its officers, affiliates, or employees from buying, selling or trading in any security for its own account.

Section13. Risk Acknowledgment.

(a) Adviser does not guarantee: (i) the future performance of the Account; (ii) any specific level of performance; (iii) the success of any investment decision or strategy that Adviser may use; or (iv) the success of Adviser’s overall management of the Account. Client understands that the recommendations made for Client’s Account by Adviser are subject to various market, currency, economic and business risks as set forth on Appendix C attached hereto, and that such recommendations will not always be profitable. Adviser will make recommendations solely with respect to the assets held in Client’s Account, and in making recommendations for the Account, Adviser will not consider any other securities, cash or other investments owned by Client.

(b) Adviser will not be liable to Client for: (i) any loss that Client may suffer by reason of any recommendation or investment decision made or other action taken or omitted in good faith by Adviser; (ii) any loss arising from Adviser’s adherence to Client’s written or verbal instructions; or (iii) any act or failure to act by the Custodian, any broker or dealer to which transactions for the Account are directed, except as otherwise provided by law and in the case of acts or omissions, errors in judgment or mistakes of law by Adviser constituting bad faith, willful misconduct, gross negligence or recklessness. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement shall waive or limit any rights which Client may have under those laws.

Section 14. Proxy Voting and Other Legal Actions. Adviser will not vote, or give any advice about how to vote, proxies for securities held in the Account. Adviser will not advise Client or act for Client in any legal proceedings, including bankruptcies, involving securities held or previously held by the Account or the issuers of these securities.

Section 15. Termination.

     (a) This Agreement will continue in effect until one year from the date hereof (the “Initial Term”) unless earlier terminated as provided below.

     (b) This Agreement may be terminated at any time prior to the conclusion of the Initial Term:

(i)	by Client, if Adviser breaches a material provision of this Agreement, upon not less than sixty (60) days prior written notice to Adviser;

(ii)	by Client, for any reason, upon not less than thirty (30) days prior written notice to Adviser, subject to Client making the payment described in Section 15(c) below; or

(iii)	by Adviser, if Client breaches a material provision of this Agreement or changes the investment strategy of the Account from investing in RMBS and fails to cure such breach to the reasonable satisfaction of Adviser within thirty (30) days following Client’s receipt of written notification of such breach.

     (c) In the event Client terminates this Agreement prior to the end of the Initial Term for any reason other than provided for in Section 15(b)(i) above, Client shall pay Adviser a termination fee equal to $500,000 per full calendar quarter (and a pro-rata portion of $500,000 for any period of time less than a full calendar quarter) of the period remaining from the beginning of the effective date of termination of this Agreement through September 30, 2005. For purposes of this Section 15(c) the first calendar quarter shall begin on July 1, 2004.

     (d) In the event this Agreement is not terminated during the Initial Term, this Agreement shall continue in effect until terminated by either Client or Adviser upon not less than ninety (90) days prior written notice to the other, provided, however, that no such notice of termination may be given during the Initial Term.

     (e) Notwithstanding the foregoing, Adviser agrees that, if requested by Client, Adviser shall continue to provide Services and this Agreement shall not terminate until the earlier of (i) such time that Client is able to find a substitute adviser on terms reasonably comparable to the terms hereof or (ii) ninety (90) days from the date Adviser specified as the termination date in its written notice to Client.

     (f) Termination of this Agreement will not affect: (i) the validity of any action previously taken by Adviser or Client under this Agreement; (ii) liabilities or obligations arising from transactions initiated before termination of this Agreement; or (iii) the force and effect of Section 7, Section 10(b), Section 11, Section 12, Section 15, Section 18, Section 19 and Section 20. Upon the termination of this Agreement, Adviser will not have any obligation to recommend or take any action with regard to the securities, cash or other investments in the Account except with respect to transactions initiated before termination of this Agreement and shall not be entitled to compensation for Services, except for compensation accruing prior to the date of termination, which shall be pro rated to the date of termination consistent with the terms and conditions hereof.

     (g) In the event this Agreement is terminated for any reason, Adviser shall use its reasonable best efforts to assist in the transition to Client or its designee of any activities or obligations which were being performed by Adviser hereunder. Without limiting the generality of the foregoing, Adviser shall (i) make its personnel and other resources reasonably available to Client for a reasonable period of time not to exceed sixty (60) days from the date of notice of termination and (ii) deliver to Client (A) a full accounting of the Account, including a statement showing all payments collected and all property held and (B) all property and documents of Client then in the custody of Adviser.

Section 16. Client Authority. The person signing this Agreement on behalf of Client represents that he or she has been authorized to do so by appropriate corporate action. Client shall inform Adviser of any event which might affect this authority or the propriety of this Agreement.

Section 17. Binding Agreement; Assignment. This Agreement will bind and be for the benefit of Client and Adviser and their successors and permitted assigns, except that this Agreement and none of the rights interests or obligations hereunder may be assigned (within the meaning of the Advisers Act) by Client or Adviser without the prior written consent of the other party to this Agreement; provided, however, Client may assign any or all of its rights, interests and obligations hereunder to a wholly owned subsidiary of Client without the prior written consent of Adviser.

Section 18. Governing Law and Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict or choice of law provisions; provided, however, that nothing in this Agreement will be construed in any manner inconsistent with the Advisers Act or any rule or order of the SEC under the Advisers Act. Any controversy or dispute which may arise between the parties hereto concerning any transaction or the construction, performance or breach of this Agreement shall be settled by binding arbitration. The award of the arbitrators shall be final and binding on the parties and judgment upon the award rendered may be entered into any court having jurisdiction. THE PARTIES HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY SUCH DISPUTE.

Section 19. Notices. Any notice, advice or report to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, made and received (a) when delivered by hand, (b) 1 business day after having been sent by reputable overnight courier service (charges prepaid), (c) 1 business day after being sent by facsimile transmission or (d) 4 business days after being mailed by certified or registered mail, return receipt requested and postage prepaid, in each case at the address set forth below:

If to Adviser:

FBR Investment Management, Inc.
1001 Nineteenth Street North
Arlington, VA 22209
Attn: Neal Wilson
Facsimile: (703) 312-9501

With a copy to:

William Ginivan, Chief Legal Officer
Friedman, Billings, Ramsey Group, Inc.
1001 Nineteenth Street North
Arlington, VA 22209
Facsimile: (703)469-1140

If to Client:

Aether Systems, Inc.
11500 Cronridge Dr., Suite 110
Owings Mills, Maryland 21117
Attn: Chief Financial Officer

Facsimile: (410) 356-8699

With a copy to:

Kirkland & Ellis LLP
655 15th Street, N.W., Suite 1200
Washington, D.C. 20005

Attn: Mark D. Director, Esq.
Facsimile: (202) 879-5200

Section 20. Miscellaneous. If any provision of this Agreement is or should become inconsistent with any law or rule of any governmental or regulatory body having jurisdiction over the subject matter of this Agreement, the provision will be deemed to be rescinded or modified in accordance with any such law or rule. All other provisions of this Agreement will continue and remain in full force and effect. No terms or provision of this Agreement may be waived or changed unless in a writing signed by the party against whom such waiver or change is sought to be enforced, except as otherwise permitted by this Agreement and that Client shall be permitted to change or amend Appendix A or Appendix D without the prior consent of Adviser, provided that Adviser receives written notification prior to such change or amendment. Client’s or Adviser’s failure to insist at any time upon strict compliance with this Agreement or with any of the terms of the Agreement or any continued course of such conduct on its part will not constitute or be considered a waiver by Client or Adviser of any of its rights or privileges. This Agreement contains the entire agreement and understanding between the parties hereto and supersedes all prior and contemporaneous agreements and understanding concerning the subject matter of this Agreement. Client and Adviser are not partners or joint ventures with each other, and nothing in this Agreement shall be construed to make them such. The Appendices identified in this Agreement are incorporated herein by this reference and made a part hereof. This Agreement may be executed in counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall constitute one and the same instrument.

Section 21. Disclosure. Part II of Adviser’s Form ADV is attached as Appendix E.

Signature Page Follows

     IN WITNESS WHEREOF, the parties hereto have caused this Investment and Trading Management Agreement to be executed by their duly authorized representatives as of the day and year first written above.

FBR INVESTMENT MANAGEMENT, INC.

By: /s/ Richard Hendrix

Name: Richard Hendrix
Title: Co-President and Chief Operating Officer

AETHER SYSTEMS, INC.

By: /s/ David S. Oros

Name: David S. Oros
Title: Chairman and CEO

Appendix A

INVESTMENT OBJECTIVE AND FOCUS

Investment Objective

The investment objective of the Account is to seek a high risk-adjusted return on capital. There can be no assurance that the Account will achieve its investment objective or not lose money.

Investment Strategy

Adviser will seek to achieve the Account’s investment objective by investing exclusively in adjustable-rate RMBS issued by Federal Home Loan Mortgage Corporation (“FHLMC”), the Federal National Mortgage Association (“FNMA”) or the Government National Mortgage Association (“GNMA”). The Account will invest primarily in mortgage-backed securities that have coupon rates which adjust over time (subject to certain limitations and lag periods) in conjunction with changes in short-term interest rates. Those adjustments are based on an objective index, such as LIBOR, the Treasury Index, or the CD Rate. The Account will finance its investment in RMBS primarily by entering into reverse repurchase agreements that seek to enhance the overall performance return on capital invested in the portfolio.

Adviser will employ risk management systems to actively monitor and manage the Account’s exposure to interest and mortgage prepayments rates, the shape of the yield curve, credit risk, risk of capital loss, the availability and cost of financing, and changing yield spreads relating to RMBS. In particular, the investment strategy will emphasize relative value asset selection, as well as liability structuring and use of hedging instruments, including futures, options, swaps, caps and floors, to manage the differential risks inherent in the Account’s investment strategy. Notwithstanding the foregoing, there can be no assurance that the Account will achieve its investment objective or be successful in executing its investment strategy.

Mortgage Assets

The Account will invest in RMBS, issued or guaranteed by FHLMC, FNMA and GNMA, that represent an ownership interest in a pool of mortgage loans (“Mortgage Certificates”).

Adviser will acquire RMBS that are consistent with the Account’s risk management parameters and the terms and conditions of this Agreement and that Adviser believes can be readily financed. Because the Account will generally hold its RMBS until maturity, the Account generally will not seek to acquire assets whose investment returns are only attractive in a limited range of scenarios. The Account may, however, sell RMBS prior to maturity to meet the Account liquidity needs, and withdrawals may affect the management of the Account’s portfolio. Adviser believes that future interest rates and mortgage prepayment rates are very difficult to predict. Therefore, Adviser seeks to acquire RMBS for the Account that Adviser believes will provide acceptable performance returns over a broad range of interest rate and prepayment scenarios.

The RMBS in which the Account will invest may represent the entire or partial ownership interest in pools of mortgage loans made by lenders such as savings and loan institutions, mortgage bankers, and commercial banks. Pools of mortgage loans are assembled for sale to investors (such as the Account) by various government, government-related and private organizations. Mortgage Certificates differ from other forms of traditional debt securities, which generally provide for periodic payments of interest in fixed amounts with principal payments at maturity or specified call dates. Instead, Mortgage Certificates provide for a monthly payment that consists of both interest and principal. In effect, these payments are a “pass-through” of the monthly interest and principal payments made by the individual borrowers on their mortgage loans, net of any fees paid to the issuer or guarantor of such securities. Additional payments denied from prepayment of principal resulting from the sale of the underlying property, refinancing or foreclosure, net of fees or costs that may be incurred. Some Mortgage Certificates, such as securities issued by GNMA, are described as “modified pass-through.” These securities entitle the holder to receive all interest and principal payments owed on the mortgage pool, net of certain fees, regardless of whether or not the mortgagors actually make mortgage payments when due.

Upon notice from Client that Client intends to rely on section 3(c)(5) of the 1940 Act, Adviser will at all times ensure that the Account holds not less than 55% of its total assets in Qualifying Interests and not less than 25% of its total assets in Non-qualifying Interests, except that such latter percentage may be reduced to the extent that the Account’s investments in Qualifying Interests exceeds 55%. Adviser shall adjust the percentage of assets invested in Qualifying Interests and Non-qualifying Interests if so directed by Client.

The investment characteristics of pass-through Mortgage Certificates differ from traditional fixed-rate income securities. The major differences include payment of interest and principal on the Mortgage Certificates on a more frequent schedule, as described above, and the possibility that principal may be prepaid at any time due to prepayments on the underlying mortgage loans or other assets. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities.

The occurrence of mortgage prepayments is affected by factors including the level of, and changes in, interest rates, general economic conditions, the location and age of the mortgage and other social and demographic conditions. Generally, prepayments on pass-through Mortgage Certificates increase during periods of falling mortgage interest rates and decrease during periods of rising mortgage interest rates. Reinvestment of RMBS prepayments may occur at higher or lower interest rates than the original investment, thus affecting the yield of the Account’s investments. However, in periods of falling rates, reinvestment will more likely be at a lower rate.

Leverage through Reverse Repurchase Agreements

Reverse repurchase agreements are agreements that provide for the transfer of securities from a “Seller” to a “Buyer.” Under each reverse repurchase agreement, the Seller sells securities to the Buyer at an agreed upon price (the “Initial Purchase Price”). The Buyer simultaneously agrees to resell the securities back to the Seller (and the Seller agrees to repurchase) on a future date for a price equal to the Initial Purchase Price plus an amount representing a specified return (effectively, interest) to the Issuer to cover interest cost, fees and expenses. Adviser will cause Account to enter into reverse repurchase agreements only with counterparties with the highest available long-term debt rating as determined by at least one of the nationally recognized rating agencies.

Leverage

The Account will finance the acquisition of RMBS by entering into reverse repurchase agreements. The effect of these agreements is that the invested capital of the Account will be leveraged. The assets-to-equity ratio of the Account’s portfolio of RMBS will generally range from 6.0 to 9.0 times, although the ratio may vary from time-to-time depending upon market conditions and other factors Adviser deems relevant, including haircut levels required by lenders and the market value of the RMBS in the Account’s portfolio. For purposes of calculating this ratio, the Account’s equity is equal to the value of the Account’s investment portfolio on a mark-to-market basis less the book value of the Account’s obligations under repurchase agreements and other collateralized borrowings.

Adviser’s goal is to strike a balance between the under-utilization of leverage, which reduces potential returns to investors, and the over-utilization of leverage, which could reduce the Account’s ability to meet its obligations during adverse market conditions. The Account’s capital investment policy limits its ability to acquire additional assets during times when the Account’s assets-to-equity ratio exceeds 9.0. The Account’s capital base represents the approximate liquidation value of its investments and approximates the market value of assets that the Account can pledge or sell to meet over-collateralization levels for its borrowings. The unpledged portion of the Account’s capital base is available for the Account to pledge or sell as necessary to maintain over-collateralization for its borrowings.

Appendix B

FEES

A. Management Fee. Adviser shall receive a management fee (the “Management Fee”) payable quarterly in arrears at a rate of 0.0375% multiplied by the Aggregate Cost Basis of the securities in the Account on the last day of each calendar quarter; for periods of less than one quarter, the amount shall be pro-rated to reflect the actual number of days the Account was managed.

B. Incentive Fee. Adviser shall receive an incentive fee (the “Incentive Fee”) payable quarterly in arrears. For each calendar quarter, the Incentive Fee shall be equal to 25% of the “Incentive Calculation Amount” for the four quarter period ending with the end of that calendar quarter. For periods in which this Agreement has been in effect for less than four quarters, the Net RMBS Income (Loss), reduced by the Management Fee, shall be annualized for each such period.

The “Incentive Calculation Amount” per quarter is an amount equal to 10% of the amount by which the Net RMBS Income (Loss), reduced by the Management Fee for the applicable quarter, exceeds 10% per annum of the RMBS Equity Account Statement Balance at the closing of the last day of the preceding quarter.

The “RMBS Equity Account Statement Balance” shall be equal to the RMBS Equity Account Statement Balance as of the prior period plus (1) cash contributions made by Client to the Account during the quarter plus (2) the Net RMBS Income (Loss) (as defined below) minus (a) cash distributions from the Account during the quarter (including distributions to Adviser for the Management Fee). Adviser shall deliver the RMBS Equity Account Statement Balance within 15 days of the end of each quarter.

“Net RMBS Income (Loss)” shall be the net interest income or expense of the Account, including income and expenses related to hedging instruments, realized gains and losses on the sales of securities in the Account and the amortization of premiums and discounts on securities in the Account, in each case determined on an accrual basis and in accordance with generally accepted accounting principles as in effect from time to time, for and as of the end of each quarter. Adviser shall deliver the Net RMBS Income (Loss) Statement within 15 days of the end of each quarter.

“Aggregate Cost Basis” shall be the price paid for the securities multiplied by the month end factor.

The following table illustrates the calculation of the Incentive Fee.

B-1

INCENTIVE FEE CALCULATION

	Q1	Q2	Q3	Q4	TOTAL
Book Value of Equity	$80,000,000	$80,000,000	$80,000,000	$80,000,000	$80,000,000
Annual Hurdle (10% ROE)	$8,000,000	$8,000,000	$8,000,000	$8,000,000	$8,000,000
Net MBS Income	$3,250,000	$3,750,000	$4,000,000	$4,500,000	$15,500,000
Annualized ROE	16.3%	18.8%	20.0%	22.5%	19.4%
Annualized or Prior 4 Quarters Net MBS Income	$13,000,000	$14,000,000	$14,666,667	$15,500,000
Amount in excess of hurdle	$5,000,000	$6,000,000	$6,666,667	$7,500,000	$7,500,000
Incentive Fee (10.0% of annualized excess)	$500,000	$600,000	$666,667	$750,000
Incentive Fee (10.0% of annualized excess for quarter)	$125,000	$150,000	$166,667	$187,500	$629,167

ROE Hurdle	10.0%
Incentive Fee % of ROE in Excess of Hurdle	10.0%

B-2

Appendix C

RISK FACTORS

An investment in the Account involves a significant degree of risk which investors should carefully consider. There is no guarantee of successful performance, that the objective can be reached or that a positive return can be achieved or losses avoided. As a general rule, investors can expect that investments with higher return potential will also have higher potential of risk or loss of capital or income.

Investors in the Account should consider the following risks, which are intended to be illustrative but not all-inclusive.

INVESTMENT RISKS

Interest Rate Risk

The Account is subject to several risks associated with changes in interest rates. An increase in the interest payments on the Account’s borrowings relative to the interest earned on the Account’s RMBS may adversely affect profitability. The interest payments on the Account’s borrowings may increase relative to the interest earned on adjustable-rate RMBS.

Differences in timing of interest rate adjustments on the Account’s RMBS and the Account’s borrowings (through reverse repurchase agreements) may adversely affect profitability. The Account will rely primarily on short-term borrowings to acquire RMBS with long-term maturities. Accordingly, if short-term interest rates increase, this may adversely affect profitability.

Most of the RMBS the Account intends to acquire will be adjustable rate RMBS. This means that their interest rates may vary over time based upon changes in an objective index, such as:

•	LIBOR. The interest rate that certain major banks in London offer for deposits in London of U.S. dollars.

•	Treasury Index. A monthly or weekly average yield of benchmark U.S. Treasury securities, as published by the Federal Reserve Board.

•	CD Rate. The weekly average of secondary market interest rates on six-month negotiable certificates of deposit, as published by the Federal Reserve Board.

These indices generally reflect the impact of a movement in short-term interest rates. The interest rates on the Account’s borrowings similarly vary with changes in an objective index. Nevertheless, the interest rates on the Account’s borrowings will generally adjust more frequently than the interest rates on the Account’s adjustable-rate RMBS.

All of the Account’s investments are intended to consist of adjustable rate RMBS. In a period of rising interest rates, interest payments could increase while the interest earned on fixed-rate

RMBS would not change. This would adversely affect profitability and the ability of the Account to make distributions and may result in losses.

The Account’s adjustable rate RMBS are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of an RMBS. The Account’s borrowings will not be subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the Account could experience a decrease in net income or a net loss because the interest rates on borrowings could increase without limitation while the interest rates on adjustable-rate RMBS would be limited by caps.

Mortgage-backed Securities

An RMBS is a general obligation of the issuer, which generally is secured by mortgages or mortgage-backed collateral. RMBS may be issued or guaranteed by U.S. Government agencies or instrumentalities or by private entities such as banks, savings and loans, mortgage bankers and other non-governmental issuers.

Faster or slower prepayments than expected on underlying mortgage loans can dramatically alter the yield to maturity of an RMBS. The value of most RMBS, like traditional debt securities, tends to vary inversely with changes in interest rates (i.e., as interest rates increase, the value of such securities decrease). RMBS, however, may benefit less than traditional debt securities from declining interest rates because prepayment of mortgages tends to accelerate during periods of declining interest rates. Prepayments shorten the life of the security and shorten the time over which the Account receives income at the higher rate. Additionally, when mortgage loans underlying RMBS held by the Account are prepaid, the Account then reinvests the prepaid amounts in other income securities, the yields of which will reflect interest rates prevailing at the time. Therefore, the Account’s ability to hold higher-yielding RMBS will be adversely affected by decreasing interest rates and to the extent that prepayments occur the Account may be forced to reinvest in securities that have lower yields. Alternatively, during periods of rising interest rates, RMBS are often more susceptible to extension risk than traditional debt securities (i.e., rising interest rates could cause property owners to prepay their mortgages more slowly than expected when the security was purchased by the Account which may further reduce the market value of such security and lengthen the duration of the security).

RMBS are not traded on an organized exchange and may, therefore, be difficult to value.

Decline in Market Value of Mortgage Assets: Margin Calls and Defaults

The Account will pledge its RMBS to secure funding for its investment strategy. A decline in market value of pledged RMBS may limit the Account’s ability to borrow or result in lenders initiating margin calls (i.e. requiring pledge of cash or additional RMBS to re-establish the ratio of amount of borrowing to the value of the collateral). This remains true despite effective hedging against such fluctuations as the hedging instruments may not be part of the collateral securing the collateralized borrowings. The Account may be required to sell RMBS under adverse market conditions in order to maintain liquidity. Such sales may be effected by the Account when deemed necessary in order to preserve the capital base of the Account. If these sales were made at prices lower than the amortized cost of the RMBS, the Account would experience losses. A default by the Account under its collateralized borrowings could also result in a liquidation of the collateral and a resulting loss of the difference between the value of the collateral and the amount borrowed.

Reverse Repurchase Agreements

Reverse repurchase agreements involve the risk that the market value of the securities retained by the Account may decline below the price of the securities the Account has sold but is obligated to repurchase under the agreement. In the event the buyer of securities under a reverse repurchase agreement files for bankruptcy or becomes insolvent, the Account’s use of the proceeds of the agreement may be restricted pending a determination by the other party, or its trustee or receiver, of whether to enforce the Account’s obligation to repurchase the securities. Leverage may increase losses.

Prepayment Rates

The RMBS acquired by the Account are backed by pools of mortgage loans. The Account receives payments, generally, from the payments that are made on underlying mortgage loans. When borrowers prepay their mortgage loans at rates that are faster than expected, the result is prepayments are faster than expected on the RMBS. These faster-than-expected prepayments on the RMBS may adversely affect the Account’s profitability.

The Account may purchase RMBS that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, a premium over the market value must be paid to acquire the security. In accordance with accounting rules, this premium is amortized over the term of the RMBS. If the RMBS is prepaid in whole or in part prior to its maturity date the premium that was prepaid at the time of the prepayment must be expensed. This could adversely affect the Account’s profitability.

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

Adviser may seek to reduce prepayment risk for the Account by acquiring RMBS at a discount. If a discounted security is prepaid in whole or in part prior to its maturity date, the Account will earn income equal to the amount of the remaining discount. This will improve profitability if the discounted securities are prepaid faster than expected.

While Adviser seeks to manage prepayment risk to the extent practical, in selecting investments the prepayment risk must be balanced against other risks and the potential returns of each investment. No strategy can completely insulate the Account from prepayment risk.

Financing Terms

Since the Account will rely primarily on short-term borrowings, the ability to achieve the investment objectives of the Account depends not only on the ability to obtain money in sufficient amounts and on favorable terms, but also on the ability to renew or replace on a continuous basis the maturing short-term borrowings. If the Account is not able to renew or replace maturing borrowings, it may have to sell assets under possibly adverse market conditions.

Competition for Assets

The Account’s net income depends, in large part, on its ability to acquire adjustable RMBS at favorable spreads over its financing costs. In acquiring RMBS, the Account competes with REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase RMBS, many of which have greater financial resources than the Account. As a result, the Account may not be able to acquire sufficient RMBS at favorable spreads over its financing costs.

Investment Portfolio Risks

Investments in securities are by their nature speculative. The value of securities can be affected by economic conditions, trends in business and finance, national and world affairs and other events and circumstances affecting the businesses of the issuers of the securities and the markets for securities.

There can be no assurance that the Account will be successful or profitable, or will not suffer losses or that the operations and results of the Account will be similar to or consistent with the historical operations and results of any business with which Adviser or its related companies have been associated in the past. The past performance of entities with which Adviser and its related companies have been associated is not intended to be, and is not to be considered as, an indication of the likely future performance of the Account.

Securities markets are by nature volatile, and the value of an investment in the Account may go down as well as up. Investments of the Account may be illiquid or difficult to value.

Concentration of Account

Because the Account focuses on a single investment strategy, its performance depends in large part on the performance of that strategy. As a result, the value of the Account’s investment may fluctuate more widely than it would in a fund that is diversified across investment strategies.

Changes in interest rates could negatively affect the value of the Account’s mortgage loans and RMBS

Under a normal yield curve, an investment in RMBS will decline in value if long-term interest rates increase. Although Fannie Mae, Freddie Mac, or Ginnie Mae may guarantee payments on the RMBS the Account owns directly, those guarantees do not protect the Account from declines in market value caused by changes in interest rates.

A significant risk associated with a portfolio of RMBS is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates were to increase significantly, the market value of its RMBS would decline and the weighted average life of the investments would increase. The Account could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on its reverse repurchase agreement borrowings.

An increase in the Account’s borrowing costs relative to the interest it receives on its RMBS may adversely affect its profitability

The Account will earn money based upon the spread between the interest payments it receives on the RMBS investments and the interest payments it must make on the borrowings. The Account will rely primarily on short-term borrowings of funds to acquire mortgage-backed securities with long-term maturities. The interest the Account pays on its borrowings may increase relative to the interest it earns on its RMBS. If the interest payments on its borrowings increase relative to the interest it earns on its RMBS, the Account’s profitability may be adversely affected.

Prepayment rates could negatively affect the value of the Account’s RMBS

Although Fannie Mae, Freddie Mac or Ginnie Mae may guarantee payments on the RMBS the Account owns directly, those guarantees do not protect investors against prepayment risks.

Hedging against interest rate exposure may adversely affect the Account’s earnings

The Account’s hedging activity will vary in scope based on the level and volatility of interest rates and principal prepayments, the type of RMBS held, and other changing market conditions. Interest rate hedging may fail to protect or adversely affect the Account because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability; and

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs its ability to sell or assign its side of the hedging transaction.

Hedging and Interest Rate Management

The Account may acquire derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. The Account does not intend to acquire derivative instruments for speculative purposes. The Account’s hedging activities may include entering into interest rate swaps and caps, options to purchase swaps and caps, and futures and options on futures.

The Account may engage in a variety of interest rate management techniques that are intended to match the effective maturity of, and the interest received on, its assets with the effective maturity of, and the interest owed on, its liabilities. However, Adviser cannot give any assurances that it can successfully implement its investment and leverage strategies for the Account. Adviser’s interest rate management techniques may include:

•	puts and calls on securities or indices of securities;

•	Eurodollar futures contracts and options on such contracts;

•	interest rate swaps, which are the exchange of fixed-rate payments for floating-rate payments; or

•	other similar transactions.

The Account may also use these techniques in an attempt to protect itself against declines in the market value of its assets that result from general trends in debt markets. The inability to match closely the maturities and interest rates, or the inability to protect adequately against declines in the market value of its assets, could result in losses with respect to its RMBS.

To limit the adverse effect of rising short-term interest rates under its short-term repurchase agreements, interest rate management techniques do not eliminate risk. For example, if both long-term and short-term interest rates were to increase significantly, it could be expected that:

•	the weighted average life of the RMBS would be extended because prepayments of the underlying mortgage loans would decrease; and

•	the market value of RMBS would decline as long-term interest rates increased.

Exchange-Traded Futures Contracts and Options on Futures Contracts

The Account may use financial futures contracts and related options to hedge against changes in the market value of its portfolio securities or securities that it intends to purchase. The Account’s use of futures contracts and options on futures contracts will present the same types of volatility and leverage risks associated with transactions in derivative instruments generally. In addition, such transactions present a number of risks which might not be associated with the purchase and sale of other types of investments.

An interest rate futures contract obligates the seller of the contract to deliver, and the purchaser to take delivery of, the interest rate securities called for in the contract at a specified future time and at a specified price. An option on a financial futures contract gives the purchaser the right to assume a position in the contract (a long position if the option is a call and short position if the option is a put) at a specified exercise price at any time during the period of the option. A single stock futures contract or stock index futures contract obligates the purchaser and seller to deliver, at a future date specified in the contract, a cash amount equal to a multiple of the difference between the value of a single stock or a specified stock index on that date, and the settlement price specified by the contract.

Prior to exercise or expiration, a futures or option position can be terminated only by entering into an offsetting transaction. A futures contract sale is closed out by effecting a futures contract purchase for the same aggregate amount of securities and the same delivery date. If the sale price exceeds the offsetting purchase price, the seller immediately would be paid the difference and would realize a gain. If the offsetting purchase price exceeds the sale price, the seller immediately would pay the difference and would realize a loss. Similarly, a futures contract purchase is closed out by effecting a futures contract sale for the same securities and the same delivery date. If the offsetting sale price exceeds the purchase price, the purchaser would realize a gain. If the purchase price exceeds the offsetting sale price, the purchaser would realize a loss. This risk may be magnified for a single stock futures transaction, because Adviser must predict the direction of the price of an individual stock, as opposed to securities prices generally.

The termination of a futures position requires a liquid secondary market on the exchange on which the original position was established. Adviser intends to enter into futures and option positions on behalf of the Account only if there appears to be a liquid secondary market for such instruments, however, there can be no assurance that such a market will exist for any particular contract at any point in time. In that event, it might not be possible to establish or liquidate a position.

The liquidity of a secondary market in futures contracts and options on futures contracts is also subject to the risk of trading halts, suspensions, exchange or clearing house equipment failures, government intervention, insolvency of a brokerage firm, clearing house or exchange or other disruptions of normal trading activity.

Adviser’s ability to utilize futures or options on futures to hedge the Account’s exposure to certain positions, or as an alternative to investments in instruments or markets, will depend on the degree of correlation between the value of the instrument or market being hedged, or to which exposure is sought, and the value of the futures or option contract. Because the instrument underlying a futures contract or option traded by the Account will often be different from the instrument or market being hedged or to which exposure is sought, the correlation risk could be significant and could result in substantial losses to the Account. The use of futures and options involves the risk that changes in the value of the underlying instrument will not be fully reflected in the value of the futures contract or option.

Fixed Income Securities

Fixed income securities, including RMBS, are not traded on exchanges. The over-the-counter market may be illiquid and there may be times when no counterparty is willing to purchase or sell certain securities. The nature of the market may make valuations difficult or unreliable.

FHLMC

FHLMC, better known as “Freddie Mac,” is a privately owned government-sponsored enterprise created pursuant to Title III of the Emergency Home Finance Act of 1970. Freddie Mac’s principal activities currently consist of the purchase of mortgage loans or participation interests in mortgage loans and the resale of the loans and participations in the form of guaranteed RMBS. Freddie Mac guarantees to holders of Freddie Mac certificates, such as the Account, the timely payment of interest at the applicable pass-through rate and ultimate collection of all principal on the holder’s pro rata share of the unpaid principal balance of the underlying mortgage loans, but does not guarantee the timely payment of scheduled principal on the underlying mortgage loans.

The obligations of Freddie Mac under its guarantees are solely those of Freddie Mac and are not backed by the full faith and credit of the United States. If Freddie Mac were unable to satisfy its obligations, the distributions made to the Account would consist solely of payments and other recoveries on the underlying mortgage loans, and accordingly, monthly distributions to the Account would be adversely affected by delinquent payments and defaults on those mortgage loans. Freddie Mac has a line of credit with the U.S. Treasury, which has never been drawn upon. FHLMC certificates may pay interest at a fixed rate or an adjustable rate. The interest rate paid on adjustable-rate FHLMC certificates (“FHLMC ARMs”) adjusts periodically within 60 days prior to the month in which the interest rates on the underlying mortgage loans adjust. The interest rates paid on certificates issued under FHLMC’s standard FHLMC ARM programs adjust in relation to the Treasury Index. Other specified indices used in FHLMC ARM programs include the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco, LIBOR and other indices. Interest rates paid on fully indexed FHLMC ARM certificates equal the applicable index rate plus a specified number of basis points. The majority of FHLMC ARM certificates issued to date have included pools of mortgage loans with monthly, semi-annual or annual interest adjustments. Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 100 or 200 basis points and to a lifetime cap of 500 or 600 basis points over the initial interest rate. Certain FHLMC programs include mortgage loans, which allow the borrower to convert the adjustable mortgage interest rate to a fixed rate. Adjustable-rate mortgages which are converted into fixed-rate mortgage loans are repurchased by the FHLMC or by the seller of the loan to FHLMC at the unpaid principal balance of the loan plus accrued interest to the due date of the last adjustable rate interest payment.

FNMA

FNMA, better known as “Fannie Mae,” is a privately owned, federally chartered corporation organized and existing under the Federal National Mortgage Association Charter Act. Fannie Mae provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. Fannie Mae guarantees to registered holders of Fannie Mae certificates, such as the Account, that it will distribute amounts representing scheduled principal and interest (at the rate provided by the Fannie Mae certificate) on the mortgage loans in the pool underlying the Fannie Mae certificate, whether or not received, and the full principal amount of any mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of Fannie Mae under its guarantees are solely those of Fannie Mae and are not backed by the full faith and credit of the United States. If Fannie Mae were unable to satisfy its obligations, the distributions made to the Account would consist solely of payments and other recoveries on the underlying mortgage loans, and accordingly, monthly distributions to the Account would be adversely affected by delinquent payments and defaults on the mortgage loans. Fannie Mae has a line of credit with the U.S. Treasury, which has never been drawn upon. FNMA certificates may pay interest at a fixed rate or an adjustable rate. Each series of FNMA ARM certificates bears an initial interest and margin rates tied to an index based on all loans in the related pool, less a fixed percentage representing servicing compensation and FNMA’s guarantee fee. The specified index used in different series has included the Treasury Index, the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco, LIBOR and other indices. Interest rates paid on fully indexed FNMA ARM certificates equal the applicable index rate plus a specified number of basis points. The majority of series FNMA ARM certificates issued to date have evidenced pools of mortgage loans with monthly, semi-annual or annual interest rate adjustments. Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 100 or 200 basis points and to a lifetime cap of 500 or 600 basis points over the initial interest rate. Certain FNMA programs include mortgage loans, which allow the borrower to convert the adjustable mortgage interest rate of the ARM to a fixed rate. Adjustable-rate mortgages which are converted into fixed-rate mortgage loans are repurchased by the FNMA or by the seller of the loan to FNMA at the unpaid principal of the loan plus accrued interest to the due date of the last adjustable rate interest payment. Adjustments to the interest rates on FNMA ARM certificates are typically subject to lifetime caps and periodic rate or payment caps.

GNMA

GNMA, better known as “Ginnie Mae,” is a wholly owned corporate instrumentality of the United States within the Department of Housing and Urban Development. Title III of the National Housing Act of 1934 authorizes Ginnie Mae to guarantee the timely payment of principal and interest on certificates that represent an interest in a pool of mortgages insured by the Federal Housing Administration under the Housing Act or partially guaranteed by the Veteran’s Administration under the Servicemen’s Readjustment Act of 1944 and other loans eligible for inclusion in mortgage pools underlying Ginnie Mae certificates. Section 306(g) of the Housing Act provides that “the full faith and credit of the United States is pledged to the payment of all amounts that may be required to be paid under any guaranty under this subsection.” An opinion, dated December 12, 1969, of an Assistant Attorney General of the United States provides that guarantees under section 306(g) of Ginnie Mae certificates of the type that the Account may purchase are authorized to be made by Ginnie Mae and “would constitute general obligations of the United States backed by its full faith and credit.” The interest rate paid on GNMA certificates may be a fixed rate or an adjustable rate. The interest rate on GNMA certificates issued under GNMA’s standard ARM program adjusts annually in relation to the Treasury Index. Adjustments in the interest rate are generally limited to the annual increase or decrease of 100 basis points and to a lifetime cap of 500 basis points over the initial coupon rate.

OTHER RISKS

Past Performance of Adviser

The Account is newly established and has no performance history available to evaluate its likely future performance. There can be no assurance that the Account will achieve its investment objective. The past investment performance of Adviser cannot be construed as an indication of the future results of an investment in the Account.

The Account’s performance may initially be adversely affected pending the purchase of securities and the implementation of its investment policies, particularly in the several-month period following the initial closing, during which time the Account may not be at its targeted range of leverage.

Reliance on Management Team

The Account’s success depends on the abilities of the Account’s portfolio manager and his investment team. If Account’s portfolio manager dies or becomes incapacitated or for any other reason ceases to act in that capacity, the Account could be adversely affected. The Account is not the beneficiary of any insurance on the life of the Account’s portfolio manager. The Account’s portfolio manager will only devote such time and attention to the Account as he in his discretion deems necessary or appropriate.

Securities Ratings

Investment grade debt ratings are generally assigned to an obligor whose capacity to meet its financial commitment on the obligation is extremely strong. Investment grade debt is said to be of the best quality and considered to carry the smallest degree of investment risk. Non-investment grade debt ratings denote speculative investments, which are vulnerable to the nonpayment of interest and risk the inability to repay principal. Ratings are the opinion of the agency issuing them, are subject to change, and are not a guarantee of the ability of the issuer to pay.

Conflicts Of Interests

As a diversified asset management, institutional brokerage, securities research and investment banking firm, Adviser’s parent company, Friedman, Billings, Ramsey Group, Inc. (“FBR”) engages in a broad spectrum of activities, including financial advisory, underwriting and brokerage services. Instances may arise where the interests of one or more Adviser affiliates, customers or clients, conflict with the interests of the Account. For example, as of December 31, 2003, FBR manages approximately $10 billion of its own assets in an RMBS portfolio strategy similar to that proposed for the Account. Adviser, or an affiliated entity, also may manage RMBS portfolio strategies similar to that proposed for the Account for other asset management clients. The relationships among the various Adviser affiliates may also give rise to potential conflicts of interest.

The Account’s portfolio manager will devote a substantial part of his time to activities other than those of the Account. The Account’s portfolio manager may provide financial advice and portfolio management services to clients other than the Account, some of whose objectives may be similar to that of the Account. For additional information, see Adviser’s Form ADV, Part II. The Account hereby acknowledges and agrees that (i) Adviser may buy securities from and sell securities for the account of other clients of Adviser with an Adviser affiliate acting as broker; (ii) it agrees that any confirmations, disclosures or notices required by Rule 206(3)-2 to be given to an advisory client will be given to the Account’s portfolio manager on behalf of the Account; and (iii) Adviser and its shareholders, including the principals of Adviser, may receive an indirect benefit from all fees, commissions and other benefits received by Adviser from the Account or in connection with the Account’s transactions.

Adviser and its affiliates may provide investment advice with respect to securities, may directly or indirectly invest in and dispose of securities for their own account or for other accounts, in which the Account may from time to time invest, or in which the Account is able to invest or otherwise have any interest, provided that any investments made by Adviser for its own account in securities in which the Account invests, and which are made at the same time as the investment of the Account, shall be made on terms and conditions no better than those received by the Account and only after the Account has achieved its desired investment position.

Appendix D

     Adviser must obtain Client’s approval before taking the following actions:

•	Purchasing RMBS individually in an amount exceeding $50 million.

•	Exceeding asset-to-equity ratio of 9:1 or reducing asset-to-equity ratio below 4:1.

•	Purchasing hybrid ARMs greater than 5 years to reset, fixed-rate RMBS, or RMBS derivatives (e.g., interest-only securities, CMOs with a weighted-average life of 5 years).

•	Enter into interest rate SWAPS agreements and future contracts.

•	Entering into repurchase agreements with any one counter-party in an amount that exceeds 35% of outstanding repurchase agreements.

     Adviser must promptly inform Client in writing of the occurrence of any of the following events:

•	Any material adverse change in credit standing of a repurchase agreement counterparty, as well as its plan for replacing such agreements with another counterparty, if necessary.

•	Any material adverse change in collateral terms required by repurchase agreement counterparties or asset-backed commercial paper.

•	Any material margin calls that a counterparty has requested Adviser to meet.

•	Any plan to maintain an effective duration between its assets and liabilities of greater than 2 years, including a rationale for this recommendation, and a timeframe under which duration will return to target levels.

•	Any inability to price the RMBS portfolio or significant components of it for a period exceeding five (5) consecutive trading days or any inability to obtain month-end or quarter-end prices.

•	Any trades that are not approved on a timely basis.

D-1

Appendix E

     Part II of Adviser’s Form ADV is attached.

E-1